Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Arrowhead Research Corporation for the year ended September 30, 2011 of our report dated December 16, 2011 included in its Registration Statements on Forms S-3 (Nos. 333-178532, 333-178073, 333-178072, 333-176159, 333-164039, 333-161344, 333-148218, 333-144109, 333-137329, 333-132310, 333-124065, and 333-113065) and Forms S-8 (Nos. 333-170252, 333-136225, 333-124066, and 333-120072) relating to the consolidated financial statements of Arrowhead Research Corporation and Subsidiaries for the year ended September 30, 2010.

Rose, Snyder & Jacobs

A Corporation of Certified Public Accountants

Encino, California

/s/ Rose, Snyder & Jacobs

December 16, 2011